UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2017

BLINK CHARGING CO.

(Exact name of registrant as specified in its charter)

Nevada	333-149784	03-0608147
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

3284 N 29th Court

Hollywood, Florida 33020-1320

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:(305) 521-0200

Car Charging Group, Inc.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Name Change

On August 17, 2017, Car Charging Group, Inc. (the “Company”) filed a Certificate of Amendment to its Articles of Incorporation (the “Charter Amendment”) changing the Company’s name to Blink Charging Co (the “Name Change”).

1-for-50 Reverse Stock Split

The Charter Amendment also included a 1-for-50 reverse stock split of the Company’s common stock (the “Reverse Split”).

The above description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the Charter Amendment, which is attached hereto as Exhibit 3.1 to this Current Report on Form 8-K.

As previously disclosed in a Definitive Information Statement on Schedule 14C filed with the Securities and Exchange Commission on February 21, 2017, the Name Change and the Reverse Split was approved by our stockholders on February 7, 2017. On that date, the Company received written consent in lieu of a meeting of Stockholders (the “Written Consent”) from holders of shares of voting securities representing approximately 50.17% of the total issued and outstanding shares of voting securities of the Company approving the granting of discretionary authority to the Board of the Directors of the Company, at any time or times for a period of 12 months after the date of the Written Consent, to adopt an amendment to the Company’s Articles of Incorporation, as amended, to effect a reverse stock split and a name change.

The Reverse Split was implemented by the Company in connection with the Company’s application to list its shares of common stock on the NASDAQ Capital Market (“NASDAQ”). The Reverse Split is intended to fulfill the stock price requirements for listing on NASDAQ since the requirements include, among other things, that the Company’s common stock must be, at time of listing, $4.00 or higher. There is no assurance that the Company’s application to list its shares of common stock on NASDAQ will be approved.

On August 28, 2017, the Company received notice from Financial Industry Regulatory Authority (“FINRA”) that the Reverse Split had been approved and would take effect at the opening of trading on August 29, 2017. For purposes of trading, the Name Change took effect on the same date.

Amendment to Series C Convertible Preferred Stock Certificate of Designation

The Company has filed a registration statement on Form S-1 on November 7, 2016 (as amended) for a public offering of its securities. On August 25th (and on August 29th), the Company filed amendments to its Certificate of Designation for Series C Convertible Preferred Stock (the “Preferred Stock Amendments”) to provide for the Series C shares to automatically convert into shares of common stock at the closing of the offering in accordance with a certain formula.

The above description of the Preferred Stock Amendments does not purport to be complete and is qualified in its entirety by reference to the Preferred Stock Amendments, which is attached hereto as Exhibits 3.2 and 3.3 to this Current Report on Form 8-K.

Item. 8.01 Other Items

The information set forth in Item 5.03 is incorporated by reference.

Effective August 29, 2017, as a result of the Reverse Split, every 50 shares of the Company’s issued and outstanding common stock will be converted into one share of issued and outstanding common stock. The number of authorized shares remains unchanged. No fractional shares will be issued in connection with the Reverse Split. Any fractional shares of common stock resulting from the Reverse Split will be rounded up to the nearest whole share. It is not necessary for stockholders to exchange their existing stock certificates for new stock certificates in connection with the Reverse Split. Stockholders who hold their shares in brokerage accounts are not required to take any action to exchange their shares.

The Company’s shares will continue to trade on The OTC Markets marketplace under the symbol “CCGI” with the letter “D” added to the end of the trading symbol for a period of 20 trading days (ending on September 26, 2017) to indicate that the Reverse Split has occurred.

The Reverse Split has no impact on shareholders’ proportionate equity interests or voting rights in the Company or the par value of the Company’s common stock, which remains unchanged.

On August 29, 2017, the Company issued a press release with regard to the Name Change and Reverse Split. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No	Description
3.1 3.2 3.3

Amendment to Articles of Incorporation, filed August 17, 2017.

Amendment to Certificate of Designation for Series C Preferred Stock, filed August 25, 2017.

Amendment to Certificate of Designation for Series C Preferred Stock, filed August 29, 2017.

99.1	Press Release dated August 29, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blink Charging Co.

Dated: September 8, 2017	By:	/s/ Michael J. Calise
	Name:	Michael J. Calise
	Title:	Chief Executive Officer